                                            Filed pursuant to Rule 424(B)(3)
                                                      SEC File No. 333-82909

                                                      This prospectus supplement
                                                      relates to the prospectus
                                                      dated August 5, 1999 and
                                                      the prospectus supplement
                                                      dated November 8, 1999

          Supplement to Prospectus Supplement Dated November 8, 1999

                                 $250,000,000

                             Wal-Mart Stores, Inc.

                             6.875% Notes Due 2009

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                                CAPITALIZATION

   The following revised table presents the consolidated capitalization of Wal-Mart and its subsidiaries at July 31, 1999 and as adjusted to give effect to the offering of the notes.

                                                               July 31, 1999
                                                              -----------------
                                                                          As
                                                              Actual   Adjusted
                                                              -------  --------
                                                               (in millions)
Short-term debt
  Commercial paper........................................... $ 5,121  $ 4,871
  Long-term debt due within one year.........................   1,223    1,223
  Obligations under capital leases due within one year.......     118      118
                                                              -------  -------
    Total short-term debt and capital lease obligations...... $ 6,462  $ 6,212
                                                              =======  =======
Long-term debt
  6.150% notes due 2001...................................... $ 1,250  $ 1,250
  6.550% notes due 2004......................................   1,250    1,250
  6.875% notes due 2009......................................   3,250    3,500
  Other long-term debt.......................................   7,328    7,328
  Long-term capital lease obligations........................   2,964    2,964
                                                              -------  -------
    Total long-term debt and capital lease obligations.......  16,042   16,292
                                                              -------  -------
Shareholders' equity
  Common stock ($.10 par value; 11,000,000,000 shares
   authorized; 4,448,731,409 shares issued and outstanding)       445      445
  Capital in excess of par value.............................     431      431
  Retained earnings..........................................  22,557   22,557
  Other accumulated comprehensive income.....................    (485)    (485)
                                                              -------  -------
    Total shareholders' equity...............................  22,948   22,948
                                                              -------  -------
    Total long-term debt and capital lease obligations and
     shareholders' equity.................................... $38,990  $39,240
                                                              =======  =======

   The consolidated capitalization presented in the table gives effect to the acquisition of Asda Group PLC and the related issuance and sale of $5,750,000,000 of notes, which sale of notes was completed on August 10, 1999.

                               ----------------

   Bank One Trust Company, NA is successor in interest to The First National Bank of Chicago as trustee under the indenture governing the notes.

                               ----------------

November 10, 1999